- 8 -

                      EMPLOYMENT AGREEMENT


          THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of February 1, 1998, between EXECUTIVE TELECARD, LTD., a Colorado corporation with principal offices located in Denver, Colorado (the "Company"), and COLIN SMITH (the "Executive").

         WHEREAS, the parties desire to enter into this Agreement setting forth the terms and conditions for the employment relationship of the Executive with the Company.

         NOW, THEREFORE, it is AGREED as follows:

          1. Employment. The Executive is hereby employed as the Vice President of Legal Affairs and General Counsel of the Company for a period commencing on the date hereof and ending on December 31, 2000. As the Vice President of Legal Affairs and General Counsel of the Company, the Executive shall render executive, policy, and other management services to the Company of the type customarily performed by persons serving in such capacities. The Executive shall be responsible for the legal affairs of the Company, and the Executive's duties shall also include the supervision of all aspects of legal matters of the Company. The Company's employees within its legal affairs department shall be subject to the Executive's orders and direction. The Executive shall report directly to the Company's Chairman and Chief Executive Officer, and shall also perform such duties as the Chairman and Chief Executive Officer of the Company may from time to time reasonably direct. During the term of this Agreement, there shall be no material increase or decrease in the duties and responsibilities of the Executive otherwise than as provided herein, unless the parties otherwise agree in writing.

          2. Location of Services; Relocation Expenses. During the term of this agreement, the Executive shall perform services at the Company's various offices (particularly its principal office in Denver, Colorado). The Executive shall be reimbursed for any reasonable travel and other expenses which are incurred and accounted for by the Executive in connection with the Executive's relocation to the Company's principal office, up to an allowance of $25,000, which may be increased at the sole discretion of the Company's Chief Executive Officer.

          3. Salary. Subject to Section 17 hereof, the Company shall pay the Executive an annual salary equal to $125,000, with such increases as may be determined by the Board of Directors in its discretion ("Base Salary"). On the first anniversary of the date hereof, the Base Salary will be increased to 110% of the present amount. The Base Salary of the Executive shall not be decreased at any time during the term of this Agreement from the amount then in effect, unless the Executive otherwise agrees in writing. Participation in deferred compensation, discretionary bonus retirement, and other employee benefit plans and in fringe benefits shall not reduce the Base Salary. The Base Salary shall be payable to the Executive not less frequently than monthly.

          4. Bonuses. The Executive shall be eligible to earn annual bonuses during each fiscal year, except the fiscal year commencing April 1, 1998 and ending December 31, 1998 (the "First Fiscal Year"), and shall be eligible to earn quarterly bonuses during each quarter of the First Fiscal Year (such year or quarter being referred to herein as a "Bonus Period") that he remains an executive employee of the Company. For each Bonus Period the Executive and the Chairman and Chief Executive of the Company shall adopt written performance goals within the Bonus
Period. If annual goals are met or exceeded for an annual Bonus Period, the Executive shall earn a bonus of $50,000. If quarterly goals are met or exceeded for the three quarters of the First Fiscal Year, the Executive shall earn bonuses of $12,500, $12,500 and $25,000, respectively. (For the avoidance of doubt, a delay by any person in the adoption of written performance goals shall not entitle the Executive to any bonus or, upon the adoption and achievement of such goals, delay in any way the payment thereof.) If only certain of such goals are met, or goals are met only in part, for such Bonus Period, the Executive shall earn a bonus equal to an amount to be determined by the Board of Directors, in its sole discretion. Annual bonuses shall be payable to the Executive by February 1st of each year; quarterly bonuses for the First Fiscal Year shall be payable to the Executive within 45 days after the end of the applicable fiscal quarter (or, in each case, within 30 days of when it is determined whether the applicable goals are met, whichever is later). The Board of Directors may, in its sole discretion, award additional or greater bonuses to the Executive based upon achievement of other Company objectives during the Bonus Period.

          5. Participation in Employee Benefit Plans. In addition to the benefits noted below, the Executive shall be entitled to participate, on the same basis as other executive employees of the Company, in any stock option, stock purchase, pension, thrift, profit-sharing, group life insurance, medical coverage, education, or other retirement or employee pension or welfare plan or benefits that the Company has adopted or may adopt for the benefit of its employees. The Executive shall be entitled to participate in any fringe benefits which are now or may be or become applicable to the Company's executive employees generally.

          Such employee benefits presently include the following:
Medical coverage, including health, dental and vision insurance, commences at the beginning of the month following 30 days from the date on which the Executive commences service with the Company, and the Executive is responsible for 25% of the expense of the Executive's medical coverage, with the Company responsible for the remaining 75%. The Executive is eligible to participate in the Company's 125 Flexible Spending Plan at the beginning of the month following 30 days of service. The Executive's life insurance is equal to two (2) times the Base Salary. The Executive is eligible to contribute to the Company's 401k Plan. Upon commencing service with the Company, the Executive is eligible to immediately roll over any of Executive's pre-existing 401k Plan holdings.

          The Executive shall promptly be reimbursed for any expenses which he may incur in connection with his services hereunder in accordance with the Company's normal reimbursement policies as established from time to time.

           6. Stock Options. Subject to approval by the Company's Board of Directors, in consideration of the Executive's acceptance of employment hereunder, the Executive shall be granted options to purchase an aggregate of 100,000 shares of the Company's common stock, at an exercise price to be equal to the closing price of the Company's common stock as listed on The Nasdaq National Market on the day preceding the date the Executive's options are approved by the Compensation Committee, and on terms to be set forth in one of the Company's standard forms of stock option agreement to be entered into between the Company and the Executive. The vesting of such options shall be as follows:

               (i) options to purchase 33,333 shares shall vest on the first anniversary of the date hereof, subject to continued employment as of such date and achievement of certain objectives to be agreed to in writing between the Executive and the Company's Chairman and Chief Executive Officer.

               (ii) options to purchase 33,333 shares shall vest on the second anniversary of the date hereof, subject to continued employment as of such date and achievement of certain objectives to be agreed to in writing between the Executive and the Company's Chairman and Chief Executive Officer.

               (iii) options to purchase 33,334 shares shall vest on the third anniversary of the date hereof, subject to continued employment as of such date and achievement of certain objectives to be agreed to in writing between the Executive and the Company's Chairman and Chief Executive Officer.

          Each of the options will have a term of five years from the date of grant. To the extent eligible, the options will be issued as incentive stock options within the meaning and subject to the limitations of Section 422 of the Internal Revenue Code. Vesting of all options will accelerate in the event that the current Chairman and Chief Executive Officer (Christopher J. Vizas) ceases to be the Chief Executive Officer of the Company and the employment of the Executive terminates or reasonable advance notice of such termination is given.

           7. Standards. The Executive shall perform the Executive's duties and responsibilities under this Agreement in accordance with such reasonable standards as may be established from time to time by the Company's Chairman and Chief Executive Officer. The reasonableness of such standards shall be measured against standards for executive performance generally prevailing in the Company's industry.

         8. Voluntary Absences; Vacations. The Executive shall be entitled to annual paid vacation of at least three weeks (fifteen days) per year or such longer period as the Chairman and Chief Executive Officer of the Company may approve. The timing of paid vacations shall be scheduled in a reasonable manner by the Executive.

         9. Disability. If the Executive shall become disabled or incapacitated to the extent that the Executive is unable to perform the Executive's duties and responsibilities hereunder, the Executive shall be entitled to receive disability benefits of the type provided for other executive employees of the Company.

         10.  Termination of Employment.

               (a) The Board of Directors may terminate the Executive's employment at any time, subject to payment of the compensation described below.

               (b) In the case of (i) any termination by the Board of Directors other than "termination for cause" as defined below, or (ii) any termination by the Executive after a material breach of this Agreement by the Company, including without limitation by a demotion of the Executive below the rank of Vice President of Legal Affairs and General Counsel, a reduction in Base Salary (or a failure to consider the Executive for a bonus in good faith as required hereunder) or a requirement to relocate, or any termination by the Executive after the current Chairman and Chief Executive Officer (Christopher J. Vizas) ceases to be the Chief Executive Officer of the Company (in either such case, "termination with good reason"), the Executive shall continue to receive, for one year (in the case of a termination within the first year of the Executive's employment) or six months (in all cases thereafter) commencing on the date of such termination (the "Severance Period"), full Base Salary, any annual or quarterly bonus that has been earned before termination of employment or is earned after the termination of employment (where the Executive met the applicable personal performance goals prior to termination and the Company meets the applicable Company performance goals after termination), and all other benefits and compensation that the Executive would have been entitled to under this Agreement in the absence of termination of employment (collectively, the "Severance Amount"). The Severance Amount shall not be reduced by any compensation which the Executive may receive for other employment with another employer after termination of employment with the Company. If during the term of this Agreement there is a "change in control" of the Company, and in connection with or within two years after such change of control the Company terminates the Executive's employment other than termination for cause or the Executive terminates with good reason, the Company shall be obligated, concurrently with such termination, to pay the Severance Amount in a single lump sum cash payment to the Executive. If the
Company fails to make timely payment of any portion of the Severance Amount, the Executive shall be entitled to reimbursement for all reasonable costs, including attorneys' fees, incurred by the Executive in taking action to collect such amount or otherwise enforce this Agreement. In addition, the Executive shall be entitled to interest on the amounts owed to him under this Agreement at the rate of 5% above the prime rate (defined as the base rate on corporate loans at large U.S. money center commercial banks as published by the Wall Street Journal), compounded monthly, for the period from the date of employment termination until payment is made to the Executive.

               (c) The Executive shall have no right to receive compensation or other benefits from the Company for any period after termination for cause by the Company or termination by the Executive other than termination with good reason, except for any vested retirement benefits to which the Executive may be entitled under any qualified employee pension plan maintained by the Company and any deferred compensation to which the Executive may be entitled.

               (d) The term "termination for cause" shall mean termination by the Company because of the Executive's (i) fraud or material misappropriation with respect to the business or assets of the Company; (ii) persistent refusal or willful failure materially to perform his duties and responsibilities to the Company, which continues after the Executive receives notice of such refusal or failure; (iii) conduct that constitutes disloyalty to the Company and which materially harms the Company or conduct that constitutes breach of fiduciary duty involving personal profit; (iv) conviction of a felony or crime, or willful violation of any law, rule, or regulation, involving moral turpitude; (v) the use of drugs or alcohol which interferes materially with the Executive's performance of his duties; or
(vi) material breach of any provision of this Agreement.

               (e) A "change in control," for purposes of this Agreement, shall be deemed to have taken place if (i) any person becomes the beneficial owner of 35% or more of the total number of voting shares of the Company, (ii) the Company sells substantially all of its assets, (iii) the Company merges or combines with another company and immediately following such transaction the persons and entities who were stockholders of the Company before the merger own less than 50% of the stock of the merged or combined entity, or (iv) the current Chairman and Chief Executive Officer (Christopher J. Vizas) ceases to be the Chief Executive Officer of the Company. For purposes of this paragraph, a "person" includes an individual, corporation, partnership, trust or group acting in concert, and a "beneficial owner" shall have the meaning used in Rule 13d-3 under the Securities Exchange Act of 1934.

         11.  Restrictive Covenants.

               (a) During the employment of the Executive under this Agreement and for a period of one year after termination of such employment other than a termination by the Company without cause, the Executive shall not at any time (i) compete on his own behalf or on behalf of any other person or entity, with the Company or any of its affiliates within all territories in which the Company does business with respect to the business of the Company or any of its affiliates as such business shall be conducted on the date hereof or during the employment of the Executive under this Agreement; (ii) solicit or induce, on his own behalf or on behalf of any other person or entity, any employee of the Company or any of its affiliates to leave the employ of the Company or any of its affiliates; or (iii) solicit or induce, on his own behalf or on behalf of any other person or entity, any customer of the Company or any of its affiliates to reduce its business with the Company or any of its affiliates.

               (b) The Executive shall not at any time during or subsequent to his employment by the Company, on his own behalf or on behalf of any other person or entity, disclose any proprietary information of the Company or any of its affiliates to any other person or entity other than on behalf of the Company or in conducting its business, and the Executive shall not use any such proprietary information for his own personal advantage or make such proprietary information available to others for use, unless such information shall have come into the public domain other than through unauthorized disclosure.

               (c) The ownership by the Executive of not more than 5% of a corporation, partnership or other enterprise shall not constitute a violation hereof.

               (d) If any portion of this Section 11 is found by a court of competent jurisdiction to be invalid or unenforceable, but would be valid and enforceable if modified, this Section 11 shall apply with such modifications necessary to make this
Section 11 valid and enforceable. Any portion of this Section 11 not required to be so modified shall remain in full force and effect and not be affected thereby. The Executive agrees that the Company shall have the right of specific performance in the event of a breach by the Executive of this Section 11.

         12. No Assignments. This Agreement is personal to each of the parties hereto. No party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. However, in the event of the death of the Executive all rights to receive payments hereunder shall become rights of the Executive's estate.

         13. Other Contracts. Subject to Section 17 hereof, the Executive shall not, during the term of this Agreement, have any other paid employment other than with a subsidiary of the Company, except with the prior approval of the Board of Directors.

          14. Amendments or Additions; Action by Board of Directors. No amendments or additions to this Agreement shall be binding unless in writing and signed by all parties hereto. The prior approval by a majority vote of the Board of Directors shall be required in order for the Company to authorize any amendments or additions to this Agreement, to give any consents or waivers of provisions of this Agreement, or to take any other action under this Agreement including any termination of employment with or without cause.

          15. Section Headings. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

          16. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

          17. Phase-In to Full Time Status. Notwithstanding anything herein to the contrary, the parties hereto acknowledge that the Executive presently has other employment, and will be continuing with such other employment on a part time basis through approximately May 4, 1998. Accordingly, the parties hereto agree that until approximately May 4, 1998, the Executive shall be employed by the Company part time, approximately 10 days per month, and during such period shall receive a pro rata portion of an annual salary equal to 50% of the Base Salary. On or about May 4, 1998, the Executive shall commence full time employment and shall commence receiving 100% of the Base Salary. In view of such part-time arrangement and the expected nine-month 1998 fiscal year, the written performance goals with respect to the first bonus which the Executive is eligible to receive under
Section 4 hereof shall apply to a period ending January 31, 1999 rather than December 31, 1998, and the payment date shall be March 1, 1999 rather than February 1, 1999.

         18. Governing Law. This Agreement shall be governed by the laws of the State of Colorado (other than the choice of law rules thereof).


                                   EXECUTIVE TELECARD, LTD.


                                   By:



                                            COLIN SMITH